EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To: Genspera, Inc.

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement Under The Securities Act of 1933 of our report dated March 30, 2010, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, included in the Annual Report for the years ended December 31, 2009 and 2008, relating to the financial statements of Genspera, Inc.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York
January 20, 2011